EXHIBIT 99.1

     Actuant Announces Tender Offer and Consent Solicitation for
          Outstanding 13% Senior Subordinated Notes Due 2009

    MILWAUKEE--(BUSINESS WIRE)--July 1, 2004--Actuant Corporation ("Actuant" or the "Company") announced today that it has commenced a cash tender offer (the "Tender Offer") and consent solicitation (the "Consent Solicitation," and together with the Tender Offer, the "Offer") for any and all of its outstanding $29,236,000 outstanding aggregate principal amount of 13% Senior Subordinated Notes due 2009 (CUSIP No. 00508WAB2, the "Notes"). The Offer will be funded from borrowings under the Company's $250 Million Credit Agreement.
    The Offer is scheduled to expire at 5:00, New York City time, on July 30, 2004 (the "Expiration Time"), unless extended. The Consent Solicitation will expire at 5:00 p.m., New York City time, on July 15, 2004 (the "Consent Time"), unless otherwise extended or earlier terminated. However, no consent payments will be made in respect of Notes tendered after the Consent Time. Tendered Notes may not be withdrawn and consents may not be revoked after the Consent Time except under limited circumstances. Holders tendering their Notes will be required to consent to certain proposed amendments to the Indenture governing the Notes, which will eliminate substantially all of the restrictive covenants and eliminate or modify the related events of default. Holders may not tender their Notes without also delivering consents.
    The total consideration to be paid for each $1,000 principal amount of Notes validly tendered and accepted for payment pursuant to the Offer will be an amount equal to the present value on the Price Determination Date, as defined below, for the Notes of $1,021.70 per $1,000 principal amount of the Notes (the redemption price payable for the Notes on May 1, 2007, the first date on which the Notes are redeemable (the "Earliest Redemption Date'')) calculated based on the assumption that the Notes will be redeemed in full on the Earliest Redemption Date, discounted on the basis of a yield to the Earliest Redemption Date equal to the sum of (a) the yield to maturity (the "Reference Yield'') on the 3.125% U.S. Treasury Note due May 15, 2007 (the "Reference Security''), as calculated by Goldman, Sachs & Co., as dealer manager and solicitation agent (the "Dealer Manager''), in accordance with standard market practice, based on the bid side price for such Reference Security as of 2:00 p.m., New York City time, on the twelfth business day immediately preceding the Expiration Time (the "Price Determination Date''), as displayed on the Bloomberg Government Pricing Monitor on Page "PX5'' or any recognized quotation source selected by the Dealer Manager in its sole discretion if the Bloomberg Government Pricing Monitor is unavailable or is manifestly erroneous, plus (b) a fixed spread of 1.00% (100 basis points). The price determination date will be 2:00 p.m., New York City time, on July 13, 2004 unless the Company extends the Consent Time, in which case the new price determination date will be the twelfth business day immediately preceding the Expiration Time as so extended. Holders who validly tender their Notes will also be paid accrued and unpaid interest up to, but not including, the date of payment for the Notes.
    Actuant is offering to make a consent payment of $30.00 per $1,000 principal amount of Notes, which is included in the total consideration, to holders who validly tender their Notes and deliver their consents at or prior to the Consent Time.
    The Offer is subject to the satisfaction of certain conditions including the receipt of consents of Holders representing a majority in principal amount of the outstanding Notes. The terms of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated July 1, 2004, copies of which may be obtained from Morrow & Co., Inc., the information agent for the offer, at (800) 607-0088 (US toll free) and (212) 754-8000 (collect).
    Actuant Corporation has engaged Goldman, Sachs & Co. to act as the exclusive dealer manager and solicitation agent in connection with the Offer. Questions regarding the Offer may be directed to Goldman, Sachs & Co., Credit Liability Management Group, at (800) 828-3182 (toll-free) and (212) 357-5680 (collect).
    This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated July 1, 2004.
    Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant's results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company's new product introductions, the successful integration of business unit acquisitions and related restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company's registration statements filed with the Securities and Exchange Commission for further information regarding risk factors.
    Actuant (NYSE:ATU), headquartered in Milwaukee, Wisconsin, is a diversified industrial company with operations in over 20 countries. The Actuant businesses are market leaders in highly engineered position and motion control systems and branded hydraulic and electrical tools. Products are offered under such established brand names as Dresco, Enerpac, Gardner Bender, Kopp, Kwikee, Milwaukee Cylinder, Nielsen Sessions, Power-Packer, and Power Gear.
    For further information on Actuant and its business units, visit the Company's website at www.actuant.com.

    CONTACT: Actuant Corporation
             Andrew Lampereur, 414-352-4160